As filed with the Securities and Exchange Commission on March 1, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LA-Z-BOY INCORPORATED

(Exact name of Registrant as specified in its charter)

Michigan	38-0751137
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

One La-Z-Boy Drive

Monroe, Michigan 48162-5138

(Address of principal executive offices including zip code)

La-Z-Boy Incorporated 2017 Omnibus Incentive Plan

(Full title of the plan)

Copy to:
Katherine Eade	Jeffrey L. LaBine
Deputy General Counsel & Assistant Secretary	MILLER, CANFIELD, PADDOCK
LA-Z-BOY INCORPORATED	AND STONE, P.L.C.
One La-Z-Boy Drive	101 North Main Street, 7th Floor
Monroe, Michigan 48162-5138	Ann Arbor, Michigan 48104
(734) 242-1444	(734) 668-8801
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	5,850,000 shares (1)	$31.80	$186,030,000	$23,160.74

(1)   This Registration Statement covers, in addition to the number of shares of La-Z-Boy Incorporated  (the “Company”), common stock, $1.00 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)   The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee, and have been computed in accordance with Securities Act Rules 457(c) and (h) based on the average of the high and low price per share of Common Stock on February 23, 2018, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act.  Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Company filed with the Commission are incorporated by reference in this Registration Statement:

(a)                                 the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2017 (File No. 1-9656);

(b)                                 all other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)                               the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A dated August 5, 1987 (Registration No. 1-9656).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Michigan Business Corporation Act

Sections 561—571 of the Michigan Business Corporation Act (the “MBCA”) grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, except that no indemnification may be made if the person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, which are actually and reasonably incurred by him or her in connection with the proceedings.

Articles of Incorporation

The Company’s Restated Articles of Incorporation, as amended (“Articles of Incorporation”), provide that, (a) with specified exceptions, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director and (b) the Company must indemnify, to the fullest extent permitted by law, any of its officers and directors, and may indemnify any of its employees and agents, who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or serves or served at the Company’s request as a director, officer, partner, trustee, employee, or agent of another enterprise.

Bylaws

The Company’s Amended and Restated Bylaws (“Bylaws”) provide that the Company shall indemnify a director or officer who is a party or is threatened to be made a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative and whether formal or informal) by reason of the fact that he or she is or was a director or officer, or serves or served at the Company’s request as a director, officer, partner, trustee, employee, or agent of another enterprise, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

With respect to any claims brought by or in the right of the Company, the Bylaws provide that the Company shall indemnify a director or officer who is a party or is threatened to be made a party to any action or suit by reason of the fact that the person is or was a director or officer, or serves or served at the Company’s request as a director, officer, partner, trustee, employee, or agent of another enterprise, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders.  The Company’s Bylaws provide there will be no indemnification under the Bylaws for any claim for which the officer or director has been found liable to the Company unless, and to the extent that, the court that adjudicates the matter finds that, despite the adjudication of liability, the officer or director is fairly and reasonably entitled to indemnification for expenses which the court finds proper.

Indemnification Agreements and Insurance

The Company has entered into indemnification agreement with each of its directors in order to provide them with contractual assurances regarding the indemnification provisions set forth in its Articles of Incorporation and Bylaws and to provide additional procedural protections.

Under an insurance policy maintained by the Company, the Company’s directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits, or proceedings and certain liabilities that might be imposed as a result of such claims, actions, suits, or proceedings that may be brought against them by reason of being or having been such directors and officers.

The above discussion of the MBCA and the Company’s Articles of Incorporation, Bylaws, indemnification agreements and insurance policy is not intended to be exhaustive and is qualified in its entirety by such statute, Articles of Incorporation, Bylaws, indemnification agreements and insurance policy.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)                                                          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) or the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Michigan, on March 1, 2018.

LA-Z-BOY INCORPORATED

By:	/s/ Kurt L. Darrow
Kurt L. Darrow
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Kurt L. Darrow and Louis M. Riccio Jr., as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kurt L. Darrow	Chairman, President and Chief Executive Officer	February 23, 2018
Kurt L. Darrow

/s/ Sarah M. Gallagher	Director	February 23, 2018
Sarah M. Gallagher

/s/ Edwin J. Holman	Director	February 23, 2018
Edwin J. Holman

/s/ Janet E. Kerr	Director	February 23, 2018
Janet E. Kerr

/s/ Michael T. Lawton	Director	February 23, 2018
Michael T. Lawton

/s/ H. George Levy	Director	February 23, 2018
H. George Levy

/s/ W. Alan McCollough	Director	February 23, 2018
W. Alan McCollough

/s/ Nido R. Qubein	Director	February 23, 2018
Nido R. Qubein

/s/ Lauren B. Peters	Director	February 23, 2018
Lauren B. Peters

/s/ Louis M. Riccio Jr.	Senior Vice President and Chief Financial Officer	February 23, 2018
Louis M. Riccio Jr.

/s/ Lindsay A. Barnes	Vice President, Corporate Controller and Chief Accounting Officer	February 23, 2018
Lindsay A. Barnes

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	La-Z-Boy Incorporated Restated Articles of Incorporation (Incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 26, 1996)

3.2	La-Z-Boy Incorporated Amendment to Restated Articles of Incorporation effective August 21, 1998 (Incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 27, 2012)

3.3	La-Z-Boy Incorporated Amendment to Restated Articles of Incorporation effective August 22, 2008 (Incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 27, 2012)

3.4	La-Z-Boy Incorporated Amendment to Restated Articles of Incorporation effective August 24, 2012 (Incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 27, 2012)

3.5	La-Z-Boy Incorporated Amended and Restated Bylaws (as of May 3, 2011) (Incorporated by reference to an exhibit to Form 8-K filed May 6, 2011)

5.1	Opinion of counsel as to legality of securities being registered

10.4	Form of Indemnification Agreement (covering all directors, including employee-directors) (Incorporated by reference to an exhibit to Form 8-K, filed January 22, 2009)

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on signature page hereto)

99.1	La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (Incorporated by reference to Annex A within the Company’s Definitive Proxy Statement on Schedule 14A filed July 18, 2017)